Exhibit 10(24)

SARA LEE CORPORATION

EMPLOYEE OPTION & SHARE PLAN
FOR EMPLOYEES IN THE NETHERLANDS

1.	General Plan Type
This Employee Option & Share Plan (hereinafter: “the Plan”) will enable eligible employees of subsidiaries of Sara Lee Corporation (hereinafter: “the Corporation”) in The Netherlands to receive Options Grants and to acquire Options to purchase common stock of the Corporation. The Plan is open to Eligible Employees of Subsidiaries of the Corporation which have been approved by the Corporation to participate.

2.	Definitions
	“Administrator”	means the financial institution or nominated Dutch bank designated by the Corporation to hold the Options and/or Shares and administer them in accordance with the Plan.

	“Application Form” (“Inschrijvings-en Wijzigings formulier”)	means a form completed by an Eligible Employee, which constitutes evidence of participation in the Plan.

	“Blocked Employee Saving Accounts”	means saving accounts of the ‘Premiespaarregeling’ and/or ‘Spaarloonregeling’.

	“Dividend”	means the distribution (currently USD 0.50 per Share annually) designated by the Board of Directors of the Corporation to be paid pro rata to the shareholders of the Corporation.

	“Dividend Reinvestment and Cash Stock Purchase Plan (“DRIP”)”	is a plan, which provides for the automatic reinvestment of dividends to purchase additional shares of the Corporation’s common stock.

	“Eligible Employees”	means employees with a permanent appointment, employed for at least twelve (12) months by a Participating Subsidiary of the Corporation in the Netherlands.

“Exchange Rate”
is the fixing rate at which Dutch Guilders or the lawful currency of the Netherlands from time to time (NLG) are converted into US Dollars (USD) or vice versa. This is the exchange rate (mid rate) which is fixed daily by the Dutch National Bank (De Nederlandsche Bank N.V.), published in daily newspapers.

	“Exercise Order Form”	means a form completed by Participants in which is indicated when and how Participants want to exercise their Options.

	“Exercise Price”	means the Fair Market Price on the Grant Date.

“Fair Market Price”	means the average of the high and low prices, stated in US Dollars, at which Shares are traded on the New York Stock Exchange as reported on the Composite Transactions Tape.

“Free Option Contract”	means an option contract to purchase 15 shares of the Corporation’s common stock, which was granted to Eligible Employees who began participating in the Plan in 1997.

For Participating Subsidiaries that implement the Plan after 1997, Eligible Employees joining the Plan at the time of implementation may receive an option contract with an underlying share value that corresponds to an aggregate Exercise Price of approx. NLG 1,000.-.

This option contract will be granted at no up front cash cost to the Eligible Employees.

“Grant Date”	means the first Monday in April of any Plan Year in which sales of the Corporation’s common stock are reported on the New York Stock Exchange Composite Transactions Tape (the “Composite Tape”).1)

“Market Price”	means the price(s) at which Shares of the Corporations common stock trade on the New York Stock Exchange as reported on the Composite Tape.

“Option”	means the right to buy a Share of common stock of the Corporation at a stated Exercise Price.

“Option Book Account”	means collectively the Option account held by the Administrator which records, holds, tracks and confirms Participants’ rights to Options.

“Option Expiration Date”	means the date which is five (5) years after the Grant Date.

1)Or if no such stock is sold on such day, then on the next business day on which there is a sale.

“Option Purchase Date”	means the date each year on which Options are purchased under this Plan by a Participant.

“Participant”
means an Eligible Employee who has completed an Application Form and/or has either Options and/or Shares under this Plan. Eligible Employees who are employed by a Participating Subsidiary for less than the normal weekly working hours are entitled to pro rata participation according to the following formula:

weekly working hours part-time contract, divided by standard weekly working hours, times the amount(s) stated in Rule 4.1 B.

In case the result of this formula is less than the minimum amount stated in Rule 4.1 B, the minimum amount will be applicable for participation.

If the weekly working hours of a Participant are reduced the participation will be automatically changed according to the new applicable maximum (if necessary).

If the weekly working hours of a Participant are increased, the current participation level of the underlying share value will be continued unless another participation level is indicated by the Participant on an Application Form.

“Plan Year”	means the first Monday in April of any year up to the first Monday in April in the year after, while the first Plan Year will run from April 5, 1999 to April 3, 2000.1)

“Purchase Option Contract”
means the contract that gives the Participant, during a stated fixed period, the right to buy a specified number of full and/or fractional Shares of common stock of the Corporation at a stated Exercise Price regardless of the Fair Market Value of the Shares at the time of exercise.

“Purchase Options”
are the Options that a Participant may currently buy each year at a cost of 7.5% of the Exercise Price for each Purchase Option, up to a maximum number, giving them the right to buy Shares of the common stock in the Corporation at the stated Exercise Price. The cost may, if necessary, be adjusted upward or downward to conform with any future changes in the Netherlands’ regulations that were used to establish the current 7.5% cost.

1)Or if no such stock is sold on such day, then on the next business day on which there is a sale.

“Record Date”	means the date that the Corporation’s registered Shareholders are recorded as being entitled to receive a dividend payment.

“Share Book Account”	means collectively the Share account held by the Administrator which records, holds, tracks and confirms Participants’ ownership of Shares.

“Share Purchase Date”	means the date on which Shares are purchased by a Participant pursuant to these Rules (as defined in Section 3).

“Shares”	means Shares of the Corporation’s common stock.

“Stock Exchange”	means the New York Stock Exchange where Shares of the Corporation’s common stock are traded.

“Stock Selling Order Form”	means a form completed by the Participant in which isindicated when and how a Participant wants to sell Shares

“Subsidiaries”
means legal entities in the Netherlands, whose out-standing voting stock or voting power is beneficially owned, partially or fully, directly or indirectly, by the Corporation and which are controlled by the Corporation and are authorized by the Corporation to participate and which have agreed to participate in the Plan. “Participating Subsidiaries” and “Relevant Subsidiaries” shall be construed accordingly.

For the purpose of these Rules (as defined in Section 3), words in the singular include the plural, and vice versa, and the masculine includes the feminine.

3.	Plan Governance

	3.1	This document sets out the terms and conditions governing the operation of the Plan in The Netherlands (“the Rules”).

	3.2	The Plan is constituted by these Rules which have been approved by the Board of Directors of the Corporation and adopted by the Participating Subsidiaries.

	3.3	The Participating Subsidiaries will be responsible for the administration of the Plan in liaison with the Administrator.

3.4
The Plan will be subject to the filing of these Rules with the Netherlands tax authorities and compliance by the Participating Subsidiaries with any regulations imposed by the Netherlands tax authorities.

4.	Options Contract

4.1 Purchase Option Contracts
Participants may be granted the right to buy Purchase Options annually in accordance with the following terms and conditions:

A.
Eligible Employees and current Participants may (but are not obligated to) buy Purchase Options. Each year, Eligible Employees and current Participants may decide whether or not to acquire Purchase Options on the Grant Date.

B.
If a Participant decides to buy Purchase Options, there is a minimum and a maximum number of Purchase Options he may buy each year. Currently, participants may buy Purchase Options with a minimum aggregate Exercise Price in NLG of NLG 2,500, and with a maximum aggregate Exercise Price in NLG of NLG 12,500. For calculating the aggregate Exercise Price the USD exchange rate on the Grant Date will be applicable. This minimum and maximum excludes the Free Option Contract a Participant may be granted when a Participating Subsidiary initially implements the Plan.

C.
A current Participant must advise—by using the appropriate form—the Participating Subsidiaries’ Human Resources Department at least one month before the beginning of each Plan Year if he wants to change the commitment level to buy Purchase Options. If this action is not taken, it will be assumed that the Participant wants to buy Purchase Options at the same level as the year before, based on an equal aggregate Exercise Price in NLG. For calculating the aggregate Exercise Price the USD exchange rate on the Grant Date will be applicable.

If a Participant subscribes for the maximum number allowed, he will automatically receive the maximum number in any Plan Year if this maximum is changed, subsequently if a Participant subscribes for the minimum number allowed, he will automatically receive the minimum number in any Plan Year if this minimum is changed.

	D.	The minimum and maximum aggregate Exercise Price in NLG can be reset by the Corporation’s Board of Directors each year.

E.
The price a Participant will pay for the Purchase Options is currently 7.5% of the aggregate Exercise Price in NLG. For calculating the aggregate Exercise Price the USD exchange rate on the Grant Date will be applicable. This price must be paid by the Participant to the Administrator not later than one week prior to the Grant Date. To pay this price, the Participant may:

1.   Instruct the Administrator to debit a designated Blocked Employee Saving Account or some other specified account. If a Participant sells the Shares within the blocked savings retention period, the Administrator will refund the appropriate amount of NLG to the saving account(s) in compliance with the applicable rules.

2. Transfer the payment directly to a specified account of the Administrator.

The Administrator will ultimately transfer this amount to an account specified by the Corporation.

4.2 Free Option Contract

Eligible Employees who start participating in the Plan the first time it is implemented by a Participating Subsidiary may receive a one-time grant of a Free Option Contract giving them the right to buy shares of the Corporation’s common stock. Any tax to be paid on the Free Option Contract will be borne by the Participating Subsidiaries.

4.3 Registration of the Option Contracts
Option Contracts will be registered each year in the Participant’s name by the Administrator. The Participant is not entitled to sell or otherwise transfer the Option Contracts.

5.	Option Exercises and Share Acquisition/Disposition

5.1 Options Exercises

A.
To exercise the Options, a Participant must complete an Exercise Order Form and submit the Form to the Administrator. This Form can be obtained from the Participating Subsidiaries’ Human Resources Department and can only be submitted by the Participant himself.

	B.	The Participant must exercise an Option Contract in total. However, if the number of shares underlying the Option Contract is equal to or more than 100 shares, the Participant may exercise the Option Contract in portions of at least 50 shares. The remainder, however, must always be equal to at least 50 shares.

If the remainder would drop below 50 as the result of an exercise order, the administrator will automatically increase the order to cover the total not yet exercised volume of that Option Contract.

C.
The Administrator will submit the Exercise Order Form for execution weekly on Wednesday. All Exercise Order Forms received by the Administrator by midnight on Tuesday will be processed on the next business day that both the Administrator and the New York Stock Exchange are open.

D.
When the Participant exercises an Option Contract, he can instruct the Administrator to execute the transaction at the Market Price or to place a limit order. If the Participant places a limit order, he must indicate on the Exercise Order Form:
1.    At which Market Price the Option Contract should be executed and
2.    The number of weeks the instruction is to be valid.
If the minimum Market Price is not realized within the indicated term(s), the order will be automatically canceled. The indicated minimum Market Price must always be rounded to whole USD figures.

E.
The Administrator will send a reminder to the Participant one month before the Option Expiration Date if the Participant has not yet exercised the Option Contract by that date. If the Participant does not respond to this reminder or if the minimum Market Price of a current Exercise Order Form is not realized before the Option Expiration Date, the Administrator will automatically exercise the Option and sell the stock for the Participant. This will only occur if the Fair Market Value of the common stock exceeds the Exercise Price plus the brokerage fee. Otherwise, the Option will be allowed to expire.

F.	If a Participant exercises an Option Contract within a period of three (3) years after its Grant Date, the Participant is—according to current tax legislation—tax due over the realized revenues.

According to the rules of the Blocked Employee Saving Accounts (a part of) the revenues may have to be redeposited to these accounts. The remaining revenues will be transferred to the Participant via the Participating Subsidiary. The later will deduct tax due.

5.2 Share Acquisition and Disposition

A.
When the Option Contract is executed, the Participant will become a shareholder three (3) days later, when the transaction is settled. On that day, the Participant must pay the Exercise Price for the shares underlying the Contract. If the Participant decides to:

1.   Retain all of the shares in a Share Book Account, the Exercise Price will be converted into NLG at the Exchange Rate on the Share Purchase Date and the Participant will be responsible for funding the Exercise Price to the Administrator, either from a Blocked Employee Saving Account or by paying an invoice provided by the Administrator.

If a Participant subsequently sells Shares within the blocked savings retention period, the Administrator will refund the appropriate amount of NLG to the saving account(s) in compliance with the applicable Rules.

If a Participant does not pay the Administrator the Exercise Price within the period of ten business days of the date of invoice, or in case the balance of the Blocked Employee Saving Account showed a deficit and the Participant did not pay the Administrator the difference within the period of ten business days of the date of invoice for the additional amount, the Administrator will exercise its right of pledge on the Shares which the Participant granted the Administrator in the Exercise Order Form. All costs of this exercise of the right of pledge will be recovered from the sale of Shares.

2. Sell enough of the shares to fund the Exercise Price, the remaining shares will be maintained in a Share Book Account in his name by the Administrator.

3.   Sell all the shares immediately, the funds remaining after the Exercise Price is paid will be converted into NLG by the Administrator at the Exchange Rate on the Share Purchase Date and deposited in an account specified by the Participant.

	B.	All transactions for the purchase of Shares and for invoice amounts due to the Administrator will be denominated in USD.

6.	Rights to Shares Acquired under the Plan

	6.1	Shares will usually be held as entries in the Share Book Accounts of the Administrator with the same rights as a shareholder as if the Shares were certificated.

	6.2	The Shares will be held by the Administrator for the benefit of the Participant as evidenced by entries in a Share Book Account.

6.3
Shares will be held by the Administrator unless the Participant requests in writing that stock certificates be issued to the Participant. The Participant may only do this for that part of his shares, that is not subject to retention under the blocked saving schemes. In this circumstance, the Participant will be responsible for the cost of maintaining the Shares and for all disclosure and tax accounting in respect of those Shares.

6.4
The Participant may request to hold his stock certificates in the custody of a nominated Dutch financial institution in the Netherlands. He may only do this for that part of his shares, that is not subject to retention under the blocked saving schemes. In this circumstance, the Participant will be responsible for the cost of maintaining the Shares in that bank and for all disclosure and tax accounting in respect of those Shares.

	6.5	A Participant may instruct the Administrator to sell his Shares at any time by completing the Stock Selling Order Form.

The Participant can instruct the Administrator to execute the transaction at the Market Price or to place a limit order. If the Participant places a limit order, he must indicate on the Exercise Order Form:

1. at which minimum Market Price the Option Contract should be executed and
2. the number of weeks the instruction is to be valid.

If the minimum Market Price is not realized within the indicated term(s), the order will be automatically canceled. The indicated minimum Market Price must always be rounded to whole USD figures.

Shares will be sold in accordance with written instructions received from a Participant and the proceeds, converted into NLG at the Exchange Rate on the Share Selling Date, will be paid to him less a brokerage fee.

6.6
Shares must be sold or certificated in minimum lots of 50. If the balance remaining in a Share Book Account would drop below 50 as a result of an action, the administrator will automatically increase the transaction volume to cover all Shares in the Account.

	6.7	Rights under the Plan are not transferable by a Participant other than as indicated in Rule 8, sub 2.

6.8
In addition to the above it will also be possible for Participants to deposit Shares, acquired under the conditions of an Additional Plan Rule agreed between the Administrator and the Participating Subsidiaries, into their Share Book Accounts. Such Shares will be treated in the same way as the Shares acquired under Sara Lee Corporation’s Employee Option & Share Plan for Employees in the Netherlands.

7.	Dividends

	7.1	Dividends on Shares acquired under the Plan will accrue to Participants in the same manner as for other shareholders.

7.2
Dividends paid by the Corporation to the Administrator, after deduction of US withholding tax, will be reinvested at the day the dividend is paid at a rate that equals the share-price at the opening of the New York Stock Exchange at that day. The Shares acquired by the Administrator in that way will be allocated pro rata in accordance with the number of Shares in each Participant’s Share Book Account on the Record Date.

7.3
Annually, a statement will be sent by the Administrator to the Participants showing dividends received and the number of Shares acquired through dividend reinvestment. Upon specific request, interim statements will be provided to a Participant at a nominal fee.

7.4
Dividends are treated as US source income to the Administrator and the Corporation will deduct the appropriate US withholding tax. The Administrator will record this tax on the Participant’s dividend statements pro rata with the number of Shares in each Participant’s Share Book Account on the day the Dividends were paid.

	7.5	If a Participant sells all of his Shares between the Record Date and the date the Dividend is paid, the Participant will receive the Dividend proceeds together with Share sales proceeds.

8.	Rights of Employees who Leave Service
8.1 General
	A.	Participants who leave the service of the Corporation for any reason immediately cease participation in the Plan, subsequently he is no longer entitled to acquire Options under the Plan.

	B.	If a situation occurs for which the provisions of these Rules do not provide, decisions will be made on an individual basis by an officer appointed by the Corporation.

C.	The Subsidiary will be responsible for notifying the Administrator when a Participant terminates employment.

D.
Participants who leave the service of the Corporation and hold Option Contracts under the Plan may retain Shares until the last Option Contract is either exercised or lapses. At that time, these participants must dispose of all Shares retained within the arrangements of the Plan by ordering the administrator to:

1.    Send  the whole share certificates to a specified address or to a financial institution in the Netherlands on behalf of the Participant and to sell any fractional Share and transfer the proceeds, converted to NLG at the Exchange Rate on the Share Purchase Date to an account specified by the Participant; or

2.    Sell  the Shares in which case the Administrator will deposit the proceeds less a brokerage fee, converted into NLG at the Exchange Rate on the Share Purchase Date, to an account specified by the Participant; or

3. Transfer the Shares to Harris Trust and Savings Bank, Chicago, IL., USA with instructions to open a DRIP account in the Participant’s name and to deposit the Shares into said account.

4.    If  a part of the Shares is still subject to savings retention, the Administrator will sell enough of the Shares to fulfill that requirement in accordance with the regulations of those saving schemes. For the balance of the Shares the Administrator will act in accordance with item 1, 2 or 3 above, as directed by the participant

If a situation as described in 8.1.D.1 and/or 8.1.D.3 above occurs, the Shareholder will pay a nominal fee.

E.
Participants who leave the service of the Corporation and have Options within the Plan will have a maximum term of six (6) months to exercise their Options, if this term does not exceed the standard terms of the Option Contract(s). In this six (6) months term, they may order the Administrator to exercise the Options and choose one of the alternatives as stated in Rule 8.1.D. above.

F.	A Participant who leaves on regular (early) retirement, may complete the full term(s) of the Option Contract(s).

8.2 Occupational Disability

A Participant who leaves on occupational disability (“Disability Insurance Act”) has a term of twelve (12) months to exercise the Options, if this term does not exceed the standard term(s) of the Option Contract(s).

In case of partially occupational disability (“Disability Insurance Act”) the Participant is entitled to continue participation. After expiration of the 100% net income guarantee term as stated in the applicable Collective Labour Agreement, his maximum participation level will be reduced according to his weekly working hours (as stated under the Participant definition on page 3/15).

8.3 Death

In the event of a Participant’s death, the Participant’s estate must exercise the Option Contract(s) within twelve (12) months (but not later than the expiry date). Subsequently the conditions stated under Rule 8.1 are applicable.

8.4 Sale of Business

If the Subsidiary in which a Participant is employed is sold so that it is no longer a Subsidiary of the Corporation, the Participant will immediately cease participation in accordance with the provisions of these Rules. The rights to exercise Participant’s Option contracts will then last another six (6) months, but no longer than the expiry date of the respective Option Contract(s).

8.5 Amendments effective as of Plan Year running from April 3, 2000.

In addition to rule 8.1.E for some categories of Participants, this maximum term of six (6) months may be extended for any remaining options of which the period between grant date and date of leave is less then thirty two (32) months as of the Plan Year running from April 3, 2000.

These options will expire thirty eight (38) months from the respective grant date.
This extension will only apply:
— For Participants who leaves on occupational disability (“Disability Insurance Act”);
— In the event of a Participant’s death for the Participant’s estate;
— If the Subsidiary in which a Participant is employed is sold so that it is no longer a Subsidiary of the Corporation;
— If the business in which the Participant is employed is terminated;
— If the service in which the Participant was employed is outsourced;
— If the position of Participant is canceled or if this position has been changed out of the ability of Participant, due to a reorganization.
This provision does not extend to Participants who are dismissed with cause involuntary terminated).

Rules 8.2, 8.3 and 8.4 are no longer applicable.

8.6 Partial Occupational Disability

In case of partially occupational disability (“Disability Insurance Act”), the Participant is entitled to continue participation. After expiration of the 100% net income guarantee term as stated in the applicable Collective Labour Agreement, his maximum participation level will be reduced according to his weekly working hours (as stated under the Participant definition on page 3/15).

9.	Contracts of Employment and Other Employment Rights.

	9.1	It is a condition of these Rules that the Plan may be terminated at any time at the discretion of the Corporation and that no compensation under the employment contract will arise as a result.

9.2
It is a requirement for the introduction of the Plan that Participating Subsidiaries communicate the Plan to works councils or trade-unions in accordance with the provisions of any laws or agreements applicable to them.

	9.3	Neither the benefit of the Shares or the exercise price is added to the employees’ income for the purpose of calculating other employee benefits. No additional rights related to labour conditions arise to an employee as a result of participating in the Plan or the opportunity to participate.

	9.4	Participation in the Plan does not confer on any Participant any right to current or future employment.

9.5
If a Participant ceases participation in the Plan or the Corporation ceases operation of the Plan, employees will have no right or action against the Subsidiary or the Corporation for such termination.

	9.6	The Plan does not constitute an acquired right for the Participant. It is not to be understood as a part of the employee’s compensation for any purpose other than the Plan itself.

10.	Administration

	10.1	The Corporation will ensure that Shares for purchase under the Plan are available to satisfy all rights granted under the Plan.

	10.2	The Plan will be administered by the Administrator appointed by the Corporation.

	10.3	The Subsidiary will be responsible for notifying employees about the Plan.

	10.4	The Administrator, will be responsible for:

A. Maintaining records of the Options and the Shares in trust in separate Book Accounts;

B. Maintaining all relevant records and for issuing documents required for tax and financial reporting purposes by the Corporation, the Subsidiaries and the Participant;

C.    Providing  annual statements and other documents as required for personal record keeping and tax accounting by the Participant and statements if there has been any activity (except the Corporation’ s DRIP) in the Participant’s account;

D. Providing quarterly management information reports to the Corporation and Subsidiaries;

E. The resolution of problems arising from the maintenance of the Participant records with the Relevant Subsidiary;

F.    Managing  for its own account any interest rate or currency risks that may be inherent in the processes and procedures, jointly established and agreed to by the Administrator and the Corporation to support the transactions required to implement these rules.

G. The deposit of Shares received by the Administrator under the DRIP to the Participant’s accounts; and

H. Initiating brokerage transactions for Participants who wish to sell their Shares.

10.5
The Subsidiary will liaise with the Administrator in respect of any information to be reported to the fiscal authorities. Participants who request share certificates will be responsible for the disclosure and tax accounting in respect of those shareholdings.

11.	Termination

	11.1	An Eligible Employee is no longer a Participant the moment the Employee no longer has any Options and/or Shares according to the Plan an no Application Form is outstanding.

11.2
In the event a Participant is not acting in accordance with the Plan Rules the Corporation and/or the Participating Subsidiary is entitled to exclude said Participant from Participation to the Plan. Participant’s Options expire immediately and Participant is (only) entitled to exercise his Options immediately. If he elects not to exercise his Options immediately, said Options will expire on that day. The conditions stated in Rule 8.1 will be applicable in such case.

	11.3	The Subsidiary will be responsible for notifying the Administrator when a Participant is excluded of the Plan.

12.	Amendments to the Plan

12.1
The Corporation may at any time or from time to time amend, suspend or terminate the Plan. No amendment may be made and no suspension or termination may take effect in respect of rights already accrued to a Participant as a holder of Shares and no amendment may be made which will change the definition of the Exercise Price stated on page 2/15.

	12.2	The Corporation may at any time or from time to time amend the Plan to comply with the requirements of legislation or any regulatory body in The Netherlands and/or the United States of America.

13.	Governmental Regulations

13.1
The Plan shall be suspended and become inoperative during any period in which no registration statement or amendment thereto under the Securities Act of 1933 of the United States of America, as amended, is in effect with respect to the Shares.

13.2
The Corporation’s obligation to sell and deliver its common stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock, whether in the United States of America or in any other country.